Exhibit 10

WEBSITE SERVICES AGREEMENT

This Agreement (the “Agreement”) has been entered into as of the 1st day of July, 2004 (the “Effective Date”), by and between iVillage, Inc. a Delaware corporation (“IV”) located at 500 Seventh Avenue, New York, NY 10018 and Hearst Communications, Inc., a Delaware corporation (“Hearst”) located at 959 Eighth Avenue, New York, NY 10019 (each a “party,” and collectively, the “parties”), and amends, restates, novates and supersedes that Amended and Restated Magazine Content License and Hosting Agreement between the parties (in the case of IV, being initially entered by its predecessor in interest) dated as of January 29, 2001 and amended effective as of June 18, 2001 and Apri l 5, 2002 (the “Predecessor Agreement”).

1.	Subject Websites, Certain Definitions.

(a)	Websites.

The websites that are the subject of this Agreement are those websites heretofore hosted by IV and incorporated into the IV network (“Network”), being the network of websites operated by IV under the IV brand, but excluding any IV website which is hosted outside the United States and which does not have a United States domain name (no foreign country code Top Level Domains) associated with the U.S. editions of the following magazines (“Magazines”): Cosmopolitan, Country Living, Good Housekeeping, Redbook, House Beautiful, Marie Claire, Town & Country (collectively the “Existing Sites”); as well as those merchandising websites associated with the Magazines listed at Exhibit A hereto (the “Merchandise Sites”). When the Existing Sites and Merchandise Sites are referred to collectively, they are known as the “Magazine Sites”. The services provided to Hearst by IV pursuant to this Agreement shall include (i) migration of the Merchandising Sites as set forth on Exhibit A, (ii) hosting, production and maintenance of the Merchandising Sites and the Existing Sites as set forth on Exhibits C, D, E and F , (iii) re-design of the Merchandising Sites and Existing Sites, as set forth on Exhibit E-2 and (iv) implementation of the redesign for the Existing Sites as set forth on Exhibit E-2; and such other services specified hereunder (collectively referred to as the “Services”).

(b)	Certain Definitions.

“Content” means the text, pictures, sound, video, graphical elements and other data contained in any web site, excluding all Marks.

“Enhancements” means the addition by IV of new textual or graphic elements to Proprietary Content to render it distinct from the way such Proprietary Content appear as published by Hearst in a publication other than on a Magazine Site (other than such formatting changes as are necessary to display it on the Internet), such as by the incorporation of Interactive Elements (as hereafter defined). For purposes of this Agreement, excerpts and abridgements made pursuant to Sections 6(b) or 7(c) or formatting revisions to Hearst Content or Magazine Content made by IV in the normal course of producing or hosting any Magazine Site shall not be deemed Enhancements.

“Hearst Content” means the Content that is proprietary to Hearst or its third party licensors, which Content Hearst provides for inclusion on any Magazine Site whether before or after the Effective Date, provided, however, that Hearst Content provided to IV under this Agreement shall only include material with respect to which Hearst owns sufficient electronic rights to license the use and display of such material for use on the Network, it being understood that Hearst shall not have any obligation to obtain such rights except with respect to Hearst Content that Hearst has provided to IV. Hearst will inform IV of any restrictions with respect to the use and display of such material outside of the IV Network.

“Hearst Tools” means such software tools, programs or other technology that IV has developed or hereafter develops for use within the Magazine Sites, which are (i) developed originally and exclusively for Hearst; or (ii) redesigned at Hearst’s request from IV Tools residing within the Magazine Sites. IV shall advise Hearst when a Hearst Tool(s) is based on or includes third party software, programs or technology and whether there exist any third party-imposed restrictions on Hearst’s continued use after the termination or expiration of this Agreement.

“IV Content” means Content other than Proprietary Content used by IV on the Network or any Magazine Site.

“IV Tools” means such software tools or programs or other technology that IV has developed as of the Effective Date, or which IV may hereafter develop, and which tools, programs or technology were not developed and used exclusively for Hearst, as further explained at Section 6(d).

“Magazine Content” means any and all Content (other than advertising and advertorials) published in any of the Magazines whether prior to or following the Effective Date, and including, by way of example and without limitation, articles, reportage, features, editorials, letters to the editor, reviews and commentary, provided, however, that Magazine Content provided to IV under this Agreement shall only include material with respect to which Hearst owns sufficient electronic rights to license the use and display of such material for use on the Network, it being understood that Hearst shall not have any obligation to obtain such rights except with respect to Magazine Content that Hearst has provided to IV.

“Marks” means any and those trademarks, trade names, service marks, trade dress, logos, URLs, or identifying slogans of a party, whether or not registered, set forth at Exhibit G and as added to by the parties from time to time.

“Original Site Content” means any original text, pictures, sound, video, graphical elements and other data prepared by IV specifically for inclusion on a Magazine Site based on ideas generated by either IV or Hearst and that is actually included on any Magazine Site. Original Site Content includes but is not limited to, functional interactive elements (“Interactive Elements’) and Enhancements added to Hearst Content and Magazine Content. Interactive Elements do not include interactive elements that IV has prepared or licensed for use generally and not specifically for Magazine Sites, but do include interactive elements and software tools, programs or technology developed exclusively for Magazine Sites, pursuant to this Agreement, including Hearst Tools.

“Proprietary Content” means Hearst Content, Magazine Content, Hearst Tools, Original Site Content and Third Party Work when referred to collectively. In the event that Hearst Content or Magazine Content is edited or abridged by IV for posting to a Magazine Site, such edited or abridged version shall nonetheless be considered Hearst Content or Magazine Content, as applicable, and thus included within Proprietary Content.

“Third Party Tools” means software tools or programs or other technology supplied by third parties for use in connection with the Magazine Sites.

“Third Party Work” means Content prepared by a Third Party retained by IV to contribute Content to a Magazine Site.

2.	Term.

This Agreement shall be effective from and after the Effective Date for a period of three consecutive years (the "Term"). Each twelve month period from the Effective Date is known as a “Contract Year”. Unless earlier terminated, following the Term, this Agreement shall continue in effect automatically on a month-to-month basis under the then-existing terms of the Agreement until such time as the parties agree to any new terms or either party provides the other with no less than ninety (90) days notice of termination of this Agreement.

3.	Merchandise Sites

(a)	Migration and Relaunch.

IV agrees to migrate and relaunch each of the Merchandise Sites detailed on Exhibit A to IV’s platform and incorporate them into the Network (but only in association with the Existing Sites to which they relate).The Merchandising Sites will be migrated and relaunched on IV’s platform such that upon relaunch the Merchandising Sites operate in a manner and scope substantially equivalent to that enjoyed prior to the migration to IV ( the “Migration Services”) (subject only to restrictions imposed by the current hosts of such sites with respect to the transfer of assets relating thereto and as a result, the necessity for IV to recreate features that cannot be migrated). IV and Hearst will use commercially diligent efforts to complete the Migration Services within ninety (90) days of the Effective Date of this Agreement (provided if any prior hosting agreement is not terminable within that time, the Migration Services will be completed within ninety (90) days from the date of termination of such agreement). Prior to relaunch, each of the Merchandise Sites will be subject to acceptance testing by Hearst as set forth at Exhibit B. Hearst agrees to secure the cooperation of the current hosts of the Merchandise Sites in order to effect a timely, smooth transition to IV (or its designated third party vendor) so that the Merchandise Sites may continue to operate following termination from their existing hosts without interruption. Hearst will arrange for the current hosts of the Merchandise Sites to continue to host such Merchandise Sites until the date of their relaunch by IV. Hearst is responsible for securing, with the assistance of a project manager designated by IV, all assets of the Merchandise Sites (subject only to any limitations on availability imposed by the current hosts), including but not be limited to images, text, and data collected, for transfer to IV platform and Hearst is solely liable to pay any fees imposed by the current hosts of the Merchandise Sites for services rendered through and including the migration to IV provided, however, if migration and relaunch have not occurred by one hundred twenty (120) days following the Effective Date (or, if applicable , the date of termination of the prior hosting agreement) and such delay is the direct result of IV’s failure to perform the Migration Services, then in that event IV will be responsible for any further hosting and production fees of the Merchandise Sites (which Hearst represents shall not exceed $32,000 per month) until migration and relaunch are complete. Hearst acknowledges and agrees that IV shall not be responsible for delays in migration of the Merchandise Sites resulting from (i) delays on the part of the existing host providers; (ii) material modifications requested by Hearst to the scope of Migration Services to be provided by IV; or (iii) failure by Hearst to conduct acceptance testing in a timely manner as set forth in Exhibit B. Upon relaunch, the Merchandise Sites will be supported by IV at IV’s data center and the Merchandise Sites will be incorporated into the Existing Sites of the corresponding Magazine in an integrated fashion, as reasonably determined by Hearst, provided however that the overall scope is similar to that currently enjoyed by the Merchandising Sites. It is understood and agreed that certain of the features of the Merchandising Sites may be supported on platforms maintained by IV’s third party vendors and that reference herein to IV’s platforms include the platforms of such third party vendors. The date of relaunch for each of the Merchandise Sites is referred to as the “Relaunch Date”.

(b)	Features and Production of Merchandise Sites.

Following the execution of this Agreement, IV and Hearst shall participate in strategic, technical and creative discussions to determine appropriate enhancements to be made for each Merchandise Site following the Relaunch Date, it being agreed that the Merchandise Sites will be updated and enhanced in accordance with a schedule (the “Enhancement Schedule”) and plan to be mutually agreed to, and consistent with the production services set forth at Exhibit C, taking into account the branding and identity of each respective affiliated Magazine and the value-added propositions each Magazine offers its advertisers for inclusion therein. Throughout the Term, the features (“Features”) on the Merchandise Sites will be updated from time to time to include value-added Features for Hearst advertisers and other Features as directed by Hearst (provided IV shall not be required to conduct e-mailings on behalf of Hearst advertisers to lists other than those maintained by Hearst or IV; that is, IV shall not be required to conduct emailings to lists created and maintained by advertisers independently of their relationship with Hearst, however, IV will upon request conduct e-mailings to advertiser lists created as the result of an advertiser’s collaboration with Hearst, such as in connection with a sweepstake s) and IV will host, maintain, and provide production services, including managing advertising inventory for such Merchandise Sites as set forth at Exhibit C. At Hearst’s request, IV will procure “Rich Media” to support advertising initiatives, meaning all advanced advertising technology (such as but not limited to HTML, Dynamic HTML (DHTML), Enliven, Flash, Java, Javascript, Audiobase, Bluestreak, Unicast) as opposed to standard advertising, which describes static or animated graphic files and which are generally served by DART or similar advertising services. In addition, IV will provide programming, retooling, and reconfiguring necessary to make the Merchandising Sites fully transportable to Hearst or another third party host, outside the environment of the Network on a turn-key basis upon expiration or termination of the Term on an on-going basis without significant interruption, with the same user interface and interactive capabilities that were available prior to transition, provided how ever that the hosting site is supported by Vignette software and maintains similar capabilities and features as the IV Network, subject only to the facts that (x links from and to the Network will no longer exist; (y) Hearst shall have no right (other than as set forth herein at Section 20) to use IV Tools; and (z) certain Features based on Third- Party Tools or Third- Party Work may not be fully transportable). In connection with the foregoing, IV agrees to create XML depositories of all Proprietary Content and to make cumulative updates to such depositories, and to deliver to Hearst on a monthly basis flat file “snapshots” of the Merchandising Sites. The XML depositories (exclusive of message board posts) will reside during the Term on dedicated computers maintained in IV’s data center and be available for Hearst to access. Hearst employees requiring access will abide by IV’s security procedures and Hearst agrees to hold IV harmless from any resulting damages from such use of and access to the dedicated server, in each case in a manner comparable to that set forth at Section 5(d).

(c)	Functionality.

In accordance with the Enhancement Schedule, IV will rebuild the Merchandise Sites so that the Merchandise Sites will have the following functionalities: all pages of the Merchandise Sites will be tagged and capable of tracking metrics; newsletter templates will be in effect at each website, which requests it; customer service rules will be operational at IV; standard, consistent ad spaces will be implemented and the pages will be tagged and capable of receiving ads through DART (or an alternative third party tracking service as reasonably determined by IV and acceptable to Hearst); user interfaces to content management tools will be established to enable Hearst employees to update the Websites remotely, should Hearst choose to do so; and links will be established to a site designated by Hearst for the purpose of selling subscriptions to the Magazines on-line (“Hearst Online Subscription Sales Sites”). Except to the extent expressly set forth in this Agreement, the Merchandising Sites will be operated on a stand alone basis and will not be integrated into the iVillage Network (except however that iVillage Network services and vendor agreements may be utilized to provide certain services to the Websites), nor will they bear the branding, indicia or trade dress of the iVillage Network.

4.	Inclusion in Network.

(a)	Incorporation.

During the Term of this Agreement, the Existing Sites will continue to be incorporated into the Network in a manner no less favorable than they enjoyed under the Predecessor Agreement, including, without limitation, referenced on a static and permanent basis above the fold of the home page of the Network. IV intends to redesign the Network so that the Magazine Sites will comprise one of several vertical methods of content dissemination within the Network (“Verticals”) and so that navigation throughout the Network will be enhanced by increased searching capabilities. The Magazine Site Vertical will be distributed throughout the Network in a manner no less favorable than the other IV Verticals to reside within the Network. (Proprietary Content will be integrated throughout the Vertical and the topics, subtopics and recommended areas relating to Proprietary Content will be made available in a manner no less prominent than non Proprietary Content. : In addition to the reference to the Existing Sites on the home page of the Network above the fold, there will be a Magazines button from which a flash will launch in the main promo spot on such home page. Magazine links will also be promoted, individually or grouped, throughout the Network on appropriate homepages and any other appropriate pages on the Network, including, without limitation, any appropriate pages where other relevant IV non-Magazine site links appear, and will be no less favorable in terms of size, placement, rotation, prominence, frequency and ease of use, than any other IV link, brand or name of any other IV Vertical on the Network. iVillage will include links to relevant Magazine newsletters from Network Verticals as iVillage deems appropriate. In addition, IV will provide search engine capabilities throughout the Network with respect to the Magazine Sites, and will prioritize search results such that links to Proprietary Content appearing within the Magazine Sites is given prominence over links to the same Proprietary Content as may be displayed on other non-Magazine Site pages in the Network. Without limiting the generality of the foregoing, in the event any Existing Site link or links appear on the Network together with any IV non-Magazine site link that is in the form of a logo, such Existing Site link or links shall also be in the form of a logo. The Merchandising Sites will be provided links from the Existing Sites. During the term of this Agreement, IV shall create and place links to the Network portal site homepage from the homepage of each Magazine Site (and elsewhere within each such Magazine Site, as the parties may mutually determine).

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(b)	Branding.

Each Existing Site will display the branding of IV in a manner to be mutually determined, it being agreed however, that promptly following the effective date hereof, each Magazine Site will be redesigned to emphasize the branding of the Magazine on the masthead, as opposed to that of IV, provided however that, the following information from the IV header must be included with IV’s branding: links to the iVillage home page to the Verticals and to search functionality. All IV branding on each Existing Site must comply with IV's branding standards as communicated to Hearst from time to time. IV shall provide navigation capabilities on the Network to and from each of the Existing Sites. Such navigation capabilities shall be at least equal (including, without limitation, with respect to size, placement, prominence, frequency and ease of use) to the navigation capabilities provided by IV on the Network with respect to non-Magazine Sites. Without limiting the foregoing, navigation from the Network to each of the Existing Sites shall exist from every place on the Network where navigation to all other non-Magazine Sites exists. In addition, where a navigational tool is used to link to a majority of non-Magazine Sites, relevant Existing Sites will also be linked with such navigational tool. All Hearst and Magazine branding on the Network must comply with applicable branding standards as communicated by Hearst to IV from time to time, and shall be subject to the prior approval of Hearst, which shall be deemed given if Hearst does not respond within five (5) business days of receipt of request for approval. No IV branding shall appear within the Merchandising Sites. While fixed placements of promotional mentions of the Magazine Sites will be approved by Hearst prior to inclusion, the parties acknowledge that it is impractical to approve each instance in which a promotion of Proprietary Content is included within the Network, and therefore IV shall have reasonable discretion to make additional promotional references, and will comply with Hearst’s request to remove any such references that are not acceptable to Hearst. IV and Hearst shall mutually determine guidelines to establish the circumstances under which Proprietary Content will be displayed in the absence of the branding of the Magazines (by way of example, where size restrictions preclude the inclusion of branding such as in a related content box listing).

5.	Services.

(a)	Hosting.

During the Term of this Agreement, IV will provide Internet hosting services for each Magazine Site as described at Exhibit D, in consideration for the license granted herein. IV will make the Magazine Sites publicly available to Internet users on a basis consistent with the performance standards set forth on Exhibit D, which may be amended from time to time, by mutual agreement. IV shall, using industry standard methods, prevent unauthorized access to any shadow site of any Magazine Site, any restricted areas of each Magazine Site and any databases or other sensitive material generated from or used in conjunction with such Magazine Site, as required by Hearst.

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(b)	Production.

Throughout the Term of this Agreement, IV agrees to provide production services (“Production Services”) to the Existing Sites as more fully described at Exhibit E and in this Section 5(b), but in any event, at a service level no less favorable than the level of Production Services and furnishing of the number of Features heretofore enjoyed by the Existing Sites under the Predecessor Agreement. The Production Services for the Existing Sites specifically include (i) support of Content Distribution Relationships, Branding Extensions and Syndication Arrangements as defined at Section 8 herein; and (ii) support of E-Commerce activities on the Existing Sites as described at Section 10 herein. In addition, IV will provide programming, retooling, and reconfiguring necessary to make the Existing Sites fully transportable to Hearst or another third party host and operable outside the environment of the Ne twork on a turn-key basis upon expiration or termination of the Term on an on-going basis without significant interruption, with the same user interface and interactive capabilities that were available prior to transition, provided however that the new hosting site is supported by Vignette software and maintains similar capabilities and features as the IV Network, subject only to the facts that (x) links from and to the Network will no longer exist; (y) Hearst shall have no right (other than as set forth herein at Section 20) to use IV Tools; and (z) certain Features based on Third-Party Tools or Third-Party Work may not be fully transportable). In connection with the foregoing, IV agrees to create XML depositories of all Proprietary Content and to make cumulative updates such depositories; to deliver to Hearst on a monthly basis flat file “snapshots” of the Magazine Sites; and to create a separate database in a form to be mutually agreed of all Magazine User Data as defined at Section 6(i). The XML depositories (exclusive of message board posts) will reside during the Term on dedicated computers maintained in IV’s data center and be available for Hearst to access. Hearst employees requiring access will abide by IV’s security procedures and Hearst agrees to hold IV harmless from any resulting damages from such use of and access to the dedicated server, in each case in a manner comparable to that set forth at Section 5(d) .

(c)	Staffing.

Throughout the Term, IV shall make sufficient responsible employees, as more fully detailed at Exhibit E-1, available to perform IV’s obligations set forth herein and to review and/or improve any changes or developments in the management, maintenance, design, operations, marketing and creative aspects of the Magazine Sites. Hearst shall be entitled to phone consultations, meetings, strategic consultations and brainstorming sessions at its request. IV shall implement any changes or developments in a timely manner that result from all meetings and consultations. From time to time at Hearst’s request, IV shall redeploy staff to create Hearst Tools or to provide greater support to one or more Magazine Sites designated by Hearst, based on Hearst’s branding priorities, provided that no fewer than and no more than twenty three employees, freelancers, or the equivalent thereof (in the case of circumstances where multiple persons performing disparate tasks comprise the equivalent of a single person) shall be designated exclusively to Hearst at any given time. Hearst shall also be entitled t o the services of an additional nine (9) non-dedicated employees or the equivalent thereof (in the case of circumstances where multiple persons performing disparate tasks comprise the equivalent of a single person) who will perform services as set forth at Exhibit E-1. IV shall be entitled to deploy additional employees and/or freelancers, at no additional charge to Hearst, to aid in the migration of the Merchandise Sites, provided all freelancers shall be retained on terms such that ownership of the results of their work product vests in the parties, consistent with the terms of this Agreement. IV and Hearst reasonably anticipate that the staff described at Exhibit E-1, shall be sufficient to perform all of IV’s required Services hereunder.

(d)	Content Management.

During the Term IV shall grant Hearst access to a content management application (“Content Management Application”) as permitted by Hearst’s site license solely for the purposes described in this subparagraph, which Hearst may elect to deploy at its discretion (if being recognized that Hearst may make greater use of it in connection with certain of the Magazine Sites than at others) provided that: (i) each Hearst employee complies with the confidentiality and right to use provisions provided for in the license agreement entered into between iVillage and Vignette Corporation (the “Vignette License Agreement”) and (ii) each employee completes training on the software to IV’s reasonable satisfaction. Following training, Hearst will require its employees to comply with IV’s copy edit and quality control processes, to coordinate through IV with respect to art and production issues, to consistently report to IV with respect to which articles have been made live and to continuously update IV on features that have been updated. Hearst agrees to hold IV, its directors, officers, agents and employees harmless from and against any damages, costs or liabilities resulting from a Hearst employee’s use of and access to the Content Management Application, including without limitation attorneys’ fees, including any claim by Vignette alleging a breach by a Hearst employee of any right to use or confidentiality provisions provided for in the Vignette License Agreement. The parties anticipate that ongoing production of the Magazines Sites will be performed in part by IV and in part by Hearst, with certain original content and editorial material to be provided by Hearst using the Content Management Application. IV will provide Hearst with password-protected remote access to the Content Management Application to enable Hearst to produce and update the Magazines Sites. To the extent that IV is responsible for production, IV agrees to perform such services promptly in accordance with the timetables at least as prompt as those heretofore enjoyed by Hearst or as the parties may from time to time agree. During the Term of this Agreement, IV will post monthly updates to each of the features on each Magazine Site tied to content in the latest issue of the associated Magazine, as provided by Hearst.

(e)	Maintenance Services.

During the Term of this Agreement, IV will provide maintenance services as specified in Exhibit F hereto (the “Maintenance Services”).

(f)	Driving Users/Subscriptions.

IV agrees to use best industry practices to drive new and repeat user traffic to the Magazine Sites using its own search engines and other internal IV resources at all times during the Term, including without limitation the use of metatags and other mechanisms to optimize results of search engine technology, provided however that IV shall have no obligation market the Magazine Sites outside of the IV Network or incur costs which may be associated with marketing outside of the IV Network. IV also agrees to use commercially reasonable efforts to entice users to purchase subscriptions to the Magazines, as well as to other Hearst magazines, via links to Hearst Online Subscription Sales Sites and shall diligently support all subscription initiatives presented by Hearst. IV shall create and maintain subscription sale links from pages of the Magazine Sites specified by Hearst to such sales sites.

(g)	Metric Tracking.

Throughout the Term, IV will maintain metric tracking separately segmented for the Magazine Sites at a level at least comparable to that heretofore provided by IV’s application service provider Omniture and IV shall provide the results of that analysis to Hearst on a weekly basis. In addition, IV will arrange for no less than twenty (20) employees of Hearst to have access remotely to such metric tracking application, provided Hearst complies with any restrictions on use in the application service provider’s license, the Hearst employees complete training on the application, and Hearst agrees to hold IV harmless from any resulting damages from such use of and access to the application, in each case in a manner comparable to that set forth at Section 5(d) above with respect to the Content Management Application. In the event that IV’s site license will not allow such direct access by Hearst employees, IV agrees to use diligent efforts to negotiate an extension of such license to Hearst, and Hearst agrees to cooperate in that regard.

6.	Magazine Sites Control and Ownership.

(a)	[intentionally omitted]

(b)	Editorial Control.

Notwithstanding anything to the contrary contained herein, Hearst retains complete editorial and creative control over all aspects, including Original Site Content and Third Party Work, of the Magazine Sites. Hearst will be solely responsible for creating (other than Original Site Content, Third Party Work and IV Content), managing, editing, reviewing, deleting and otherwise controlling all Content, including all user-generated Content, with respect to the Magazine Sites. IV shall post no Content other than Proprietary Content and user-generated Content to the Magazine Sites without Hearst’s prior written approval. Proprietary rights to IV Content posted to a Magazine Site with Hearst’s approval shall remain with IV or its licensors, and Hearst shall not acquire any ownership rights in such IV Content even though it appears on a Magazine Site. IV shall not supplement, modify, alter or excerpt the Hearst Content and Magazine Content (other than modifications strictly necessary to upload the Hearst Content and Magazine Content to the Web site), without Hearst's prior written consent; provided, however, that IV may, without seeking Hearst's prior written consent, use reasonable excerpts of any Proprietary Content both on and off the Network solely in connection with its promotion, marketing and advertising of the Magazine Sites and the Network and other activities calculated to draw traffic to the Magazine Sites and the Network (unless Hearst shall have informed IV of restrictions prohibiting such use). No article, excerpt or other subset of subject matter of the Proprietary Content may be reproduced on the Network without the proper attribution to the Magazine or Magazine Site in which such Proprietary Content appeared and to the author or authors (where required) and the copyright owner to the same extent and in the same manner set forth in the original form of the Hearst Content or Magazine Content provided by Hearst or in its original form on a Magazine Site, unless expressly agreed by the parties pursuant to the provisions of Section 4(b) above. Hearst acknowledges that, by only providing Hearst with the ability to publish and distribute the Content of third parties (being user postings but excluding IV Content), IV is acting, to the maximum extent allowable by law, as a passive conduit for the distribution and publishing of such user-generated Content. IV has no obligation to Hearst, and undertakes no responsibility, to review Hearst Content, Magazine Content or user-generated Content to determine whether any such Content may incur liability to third parties. Notwithstanding anything to the contrary contained herein, if IV reasonably believes that any Content on a Magazine Site may create liability for IV, Hearst agrees that, after prior notice to Hearst (if reasonably possible under the circumstances), IV may remove such Content and/or the applicable Web site(s) as IV believes is prudent or necessary to minimize or eliminate IV's potential liability.

(c)	Work for Hire.

All Original Site Content, Third-Party Work and Hearst Tools, including but not limited to derivative works, domain names, URL’s, artwork, logos, graphics, video, text, data, and other materials supplied by or on behalf of IV to Hearst in connection with this Agreement and including Original Site Content and Third Party Work produced pursuant to the Predecessor Agreement as well as hereunder, but excepting only materials supplied by subcontractors and third party vendors as to which such third parties retain rights (and as to such third parties, IV agrees to use commercially reasonable efforts to acquire work on a work made for hire basis or alternatively to acquire a perpetual license for Hearst) shall be deemed to be “works for hire” and shall be the sole and exclusive property of Hearst. Original Site Content, Third Party Work and Hearst Tools are referred to collectively as the “Hearst Property”. To the extent any Hearst Property may for any reason not be deemed a work for hire, IV does hereby grant and assign to Hearst all right, title and interest which IV may have now or in the future acquire in and to such Hearst Property, including but not limited to all copyrights and other intellectual property rights. IV shall not post any Hearst Property to the Magazine Sites without the prior approval of Hearst, which shall be deemed denied if not granted affirmatively in writing or in oral conversation.

(d)	IV Software and Technology.

Hearst understand and agrees that IV, in performing its obligations hereunder, may incorporate or use IV Tools in connection with the Hosting Services, Production Services and incorporation of the Magazine Sites into the Network. By way of example, IV Tools could include without limitation toolbars for maneuvering between pages, search engines, and Java applets, quiz technology, newsletter templates. In the event any IV Tools are incorporated by IV into or are used IV in connection with any Magazine Site, or any IV Tools are used to manipulate Proprietary Content for distribution on the Magazine Site or through the Network, then IV hereby grants to Hearst during the Term of this Agreement a worldwide, non-exclusive, nontransferable, royalty-free, free right to use the IV Tools on and in connection with the Magazine Sites and as permitted hereunder at Sections 8(a) and (c) hereunder. By way of example, the text (e.g., clues) and page graphics apparent to a viewer of a quiz shall, as between the parties, be Proprietary Content. The underlying graphic template and the application that runs the quiz shall be an IV Tool. However, if Hearst requests IV to create a Hearst Tool, or technology exclusively for Hearst, such application, tool or technology shall be deemed a work made for hire and included within Original Site Content.

(e)	Third Party Tools.

Hearst understand and agrees that IV, in performing its obligations hereunder, may incorporate or use Third Party Tools in connection with the Hosting Services, Production Services and incorporation of the Magazine Sites into the Network. In the event any Third Party Tools are incorporated by IV into or are used IV in connection with any Magazine Site, or any Third Party Tools are used to manipulate Proprietary Content for distribution on the Magazine Sites or through the Network, then IV hereby grants to Hearst during the Term of this Agreement a worldwide, non-exclusive, nontransferable, royalty-free, free right to use the Third Party Tools on and in connection with the Magazine Sites and as permitted under Sections 8(a) and (c) hereunder, subject however, to any third party-imposed restrictions on such use, but only during the Term of this Agreement and any transition period permitted under Section 20 hereunder (provided such third party licenses allow for such use during the transition period in question).

(f)	Derivative Works.

Without limiting the generality of the foregoing, Hearst may, in its sole discretion, modify, edit, add to, delete from, distribute, license, duplicate, use, and otherwise exploit the Proprietary Content in any manner and by any means, media, method, device, process or medium now known or hereafter developed, including, without limitation, making derivative works (as defined at 17 U.S.C. § 101 et seq) thereof, in all cases without accounting to IV. For the avoidance of doubt, Hearst’s entitlement to exploit Proprietary Content and make derivative works based thereon without accounting to IV applies to Proprietary Content created or licensed during the Term hereof or created pursuant to the Predecessor Agreement, notwithstanding anything to the contrary in such Predecessor Agreement, and thus “Derivative Works” and “Joint Derivative Works”, as those terms were used in the Predecessor Agreement, may be exploited by Hearst without accounting to IV and Joint Derivative Works, as that term is used in the Predecessor Agreement may be exploited by IV without accounting to Hearst, provided IV removes all Proprietary Content therefrom prior to any exploitation. For the avoidance of doubt, Proprietary Content does not include any IV Tools or Third Party Tools, but does include Hearst Tools. Hearst, at its sole expense, shall have the sole right to register such Proprietary Content for copyright protection (provided however, to the extent Proprietary Content operates based upon an IV Tool or Third Pary Tool, Hearst will so indicate on the registration form and will make no claim to ownership of such IV Tool or Third Party Tool, and Hearst will comply with the restrictions on use of such IV Tools and Third Party Tools set forth herein). IV agrees that it will not at any time do or cause to be done any act or thing contesting or impairing or intended to impair the foregoing ownership rights of Hearst and IV will execute and deliver any additional documents which Hearst deems necessary to further evidence Hearst's ownership of copyright or other rights described herein. If IV fails or neglects to execute such additional documents, Hearst may do so in IV's name and IV hereby appoints Hearst as its irrevocable attorney-in-fact solely for the purposes described herein.

(g)	IV Content.

All IV Content used on or in connection with the Network, is and shall remain the sole and exclusive property of IV and/or its third party licensors and Content providers. Nothing herein shall be construed to grant to Hearst any right, title or interest in or to any such IV Content, and Hearst agrees that it shall not at any time make any claim to any right, title or interest in or to the such IV Content.

(h)	URL'S.

Except with respect to the URL www.magazines.ivillage.com, all other Magazine Site URL's shall be the sole and exclusive property of Hearst. If any Magazine Site is removed from the Network IV will take all necessary steps to transfer ownership and control of all associated URL’S to Hearst. The Network portal site URL is and shall remain the sole and exclusive property of IV. All other Network URL's shall remain the property of IV or its Network partners, as the case may be.

(i)	User Information.

The parties agree that any and all user data (e.g. name, address, e-mail address, etc.) that is collected through (i) any user registration process on the Network sites other than the Magazine Sites from users that expressly "opt-in" to sharing their information with Hearst; (ii) any user registration process, newsletter subscription offer or other user data collection area on the Magazine Sites from users that expressly “opt-in” to sharing their information with Hearst and/or third parties on whose behalf Hearst may make offers; together with all aggregated non-personally identifying information collected from users of the Magazine Sites or that is associated solely with users going to and from the Magazine Sites from other locations of the Network , together with all user data and performance tracking data collected by IV from the Magazine Sites, including data regarding user tracking, page views, unique visitors and other user information that may be obtained with respect to the Magazine Sites ("Magazine User Data)”, shall be jointly owned by the parties; and each party shall be free to use such information without the consent of, or accounting to the other party solely in accordance with all Applicable Law (as defined at Section 11) and subject to any restrictions on transfer or disclosure of such information to third parties (which IV agrees to inform Hearst of in the instance of aggregated data and data provided from general IV opt-ins). Data collected from non Magazine Sites (other than that included within Magazine User Data) shall be referred to as “IV User Data” and Hearst shall have no entitlement thereto. Non-personally identifiable aggregated information that is provided to Hearst hereunder shall not be identified to third parties as data derived from the IV Network without iVillage’s consent and shall not be matched to outside data sources in order to identify the user for marketing purposes, if that user has not previously provide Hearst with an opt-in permission. IV agrees to make Magazine User Data available to Hearst on a read-only basis, and to deliver such Magazine User Data to Hearst on a monthly basis in a mutually agreed upon format. IV also agrees to segregate Magazine User Data from IV User Data in a separate database. Magazine User Data shall not include any data collected by Hearst or its affiliates from users who supply such information on Hearst’s Online Subscription Sales Sites and such data shall be the sole and exclusive property of Hearst and IV shall have no right, title or interest in or to such data.

(j)	Network Control.

Notwithstanding anything to the contrary provided for in this Amendment, IV shall have complete editorial control over the Network (exclusive of the Magazine Sites), specifically including but not limited to its offers, services, products and the size and location of its advertising inventory. IV reserves the right to suspend, modify or discontinue any part (exclusive of the Magazine Sites) of the Network in its sole discretion.

7.	License.

During the Term of this Agreement, Hearst hereby grants to IV a non-exclusive royalty-free, worldwide license, with no right to sublicense (except as may be expressly permitted pursuant to Section 8) or to sell, to:

(a)	Perform.

Electronically reproduce and distribute, and publicly perform and display the Proprietary Content on the web in conjunction with the Network, all in connection with the Services to be provided by IV pursuant to this Agreement; and

(b)	Enhance.

Abridge and excerpt, add Enhancements to and otherwise edit Hearst Content and Magazine Content and make such changes to Proprietary Content as are necessary to display it electronically on the Magazine Sites and Network; and

(c)	Promote.

Reproduce and distribute through any media now known or hereafter developed excerpts of the Proprietary Content solely in advertisements for and marketing and promotional materials related to the Network and the Magazine Sites.

8.	Distribution.

(a)	Content Distributors.

Hearst shall have the right to establish relationships with third-party online distributors for such distributors to carry portions of Proprietary Content from the Magazine Sites on the distributors' sites (including works based on IV Tools, provided any Works based on IV Tools will be run exclusively on IV’s servers), with links back to the Magazine Sites as well as links to Hearst’s Online Subscription Sales Sites ("Content Distribution Relationships"), provided that Hearst shall not license portions of any single Magazine Site to a third party in a manner that would substantially replicate that site. Hearst shall be entitled to enter Distribution Arrangements without IV’s consent, and except under the circumstances set forth at Section 8(d) hereunder, without accounting to IV.

(b)	Brand Extensions.

Hearst shall have the sole and exclusive right to enter into branding extension arrangements (“Branding Extensions”) for its Magazines, including Proprietary Content, with third parties at its discretion. Hearst shall be entitled to enter into Branding Extensions without IV’s consent and, except under the circumstances set forth at Section 8(d) hereunder, it may enter such relationships without accounting to IV.

(c)	Syndication.

Hearst shall have the sole and exclusive right to syndicate portions of the Magazine Sites anywhere on the Internet, and in addition may itself place, or may license third parties to place, Content branded by any of the subject Magazines anywhere on the Internet, including works based on IV Tools (provided any Works based on IV Tools will be run exclusively on IV’s servers), including without limitation creating “mini-sites” (collectively “Syndication Arrangements”) without obligation to IV, provided Hearst shall not license portions of any single Magazine Site to a third party in a manner that would substantially replicate the that site. Hearst shall be entitled to enter Syndication Arrangements without IV’s consent and, except under the circumstances set forth at Section 8(d) hereunder, it may enter such relationships without accounting to IV.

(d)	Cooperation and Commissionable Arrangements.

Notwithstanding anything herein to the contrary, IV shall be entitled to propose Content Distribution Relationships, Branding Extensions and Syndication Arrangements to Hearst for Hearst’s consideration, provided IV shall have no authority to enter any such relationship without Hearst’s prior written consent, which (with the exception of arrangements with AOL, Yahoo, MSN and Earthlink) may be declined by Hearst for any reason. Proposed distribution agreements with AOL, Yahoo, MSN and Earthlink shall be subject to the parties’ mutual approval, consent not to be unreasonably withheld (it being agreed that Hearst may withhold consent to any arrangement that would afford it a lower percentage of Paid Subscription Revenue (as defined at Section 14(c)) than it receives with respect to subscription sales as to which IV is entitled to a Commission (as defined at Section 14(c)) and that in such event, Hearst shall be entitled to enter into its own arrangement with such entity if so doing would result in a percentage of Paid Subscription Revenue to Hearst equal or superior to that yielded herein based on subscription sales as to which IV is entitled to a Commiss ion). IV shall provide reasonable cooperation and technical assistance in respect of any Content Distribution Relationship, Branding Extension or Syndication Arrangement (collectively the distributors of any such arrangements referred to as “Distributors”) that may be established by Hearst (regardless of whether IV assisted in arranging such relationship), including, without limitation, assistance in optimizing links, as part of Production Services. IV shall not be entitled to any Commission or revenues earned in connection with any such arrangements except in the following circumstances: in the event that IV assists in arranging an agreement with a Distributor accepted by Hearst, or in the event that Hearst agrees to enter a relationship with AOL, Yahoo, MSN or Earthlink (Distributor arrangements assisted by IV, collectively with arrangements with AOL, Yahoo, MSN or Earthlink are referred to as “IV Assisted Distribution Deals”), and such arrangement establishes a link from the Distributo r to the Network that in turn may lead to a link to a Hearst Online Subscription Sales Site, as opposed to or in addition to a link from the Distributor directly to the Hearst Online Subscription Sales Site without intermediate link to the Network (such links hereafter referred to respectively as Intermediate Links and Third Party Links), and provided IV agrees to share a portion of its Commission with such Distributor as requested by Hearst (subject to the following sentence) then in such event IV shall be entitled to a Commission as a result of subscription sales generated via the Intermediate Links as set forth herein at Section 14(c), and IV shall be solely responsible for accounting to and paying a share of its Commission to such Distributor and IV shall indemnify Hearst and hold it harmless from any failure of IV to so account and pay. In the event that an IV Assisted Distribution Deal that is accepted by Hearst includes an Intermediate Link and a commission to the Distributor equal to or in excess of the Commission to which IV would be entitled pursuant to Section 14(c) hereunder (“a Deficit Deal”), then Hearst will pay IV a “Courtesy Commission” of 10% of Paid Subscription Revenue as hereafter defined, and in exchange, IV will facilitate such Intermediate Link, it being agreed that IV shall not be required to accept any Intermediate Link from an IV Assisted Distribution Deal that would result in IV receiving no Commission (however, IV shall be required to accept Intermediate Links from relationships with Distributors that are not IV Assisted Distribution Deals). For the avoidance of doubt, IV shall not be entitled to any Commission as a result of subscription sales generated via Third Party Links established by any Distributor, nor shall IV be entitled to commission on the basis of Intermediate Links from relationships with Distributors that are not IV Assisted Distribution Deals. IV shall be deemed to have assisted in securing an arrangement with a Distributor if it brings to Hearst an opportunity that Hearst could not have secured for itself or if, at Hearst’s request, IV actively assists in sales presentations and/or negotiation with a Distributor procured by Hearst.

9.	[intentionally omitted]

10.	Merchandise and E-Commerce.

Hearst shall itself be entitled, and shall be entitled to allow third party partners to merchandise, sell or promote products and services on the Magazine Sites or via links from the Magazine Sites without permission from or payment to IV provided that no more than one graphic element and one text link is placed on any page, and provided Hearst will respect any reasonable advertising exclusivities IV may have granted relating to an Existing Site (it being agreed that a magazine subscription offer shall not count as a graphic element or text link for purposes of this limitation). At Hearst’s request, such links may connect to pages within the Magazine Sites dedicated exclusively to e-commerce. Hearst shall be entitled to place additional graphic elements and text links on any page, and any additional elements will be billed to Hearst at a rate equivalent to the average rate net of all discounts and agency fees charged by IV to other customers for similar elements over the most recent three months. Hearst shall also be entitled to offer premium services (such as paid content) on the Magazine Sites, provided that Hearst shall not restrict a substantial portion (meaning fifty (50%) percent or more) of any Existing Site to paid viewers. Hearst shall be entitled to retain 100% of the revenue from such sales. Hearst retains the right to conduct promotional activities with respect to such e-commerce; provided, however that for the benefit of IV Hearst agrees that all e-commerce shall be conducted in accordance with applicable local, state and Federal law including, without limitation, consumer protection laws. Hearst also reserves the right to sell goods and services anywhere on the Internet outside the Network without permission from or payment to IV.

11.	Privacy Policies, Terms of Service and Compliance.

The Magazine Sites will be governed by privacy policies and terms of service consistent with past practices under the Previous Agreement, and which must allow for IV to share user data and personally identifiable information collected on the Magazine Sites about users of the Magazine Sites with Hearst provided that a user has opted in to share their information with Hearst. IV agrees that at each place on the Magazine Sites where registration is required, including without limitation, newsletter subscription offers, it will offer the user the opportunity to opt-in to sharing its personally identifiable information with Hearst and with third-parties who may have offers that Hearst believes would be of interest to the user. In addition, IV will incorporate opt-in language provided by Hearst designed to assure that all user-generated Content and personally identifiable information collected through reader surveys, polls, feed-back areas and the like may be used for editorial purposes (exclusive of personally identifiable information provided through enrollment in the message board and online community service unless users have opted-in to have their information shared with Hearst in the registration process), but inclusive of personally identifiable information which may be posted by users to the message boards and online community on the Magazine Sites). In addition, if Hearst elects to conduct e-commerce or restricts portions of the Magazines to users who pay for access, IV will incorporate into the Hearst service related registration process opt-in language provided by Hearst designed to ensure that personally identifiable information about purchasers of such services is available to Hearst. The parties intend for the Websites and the email marketing practices related thereto at all times be in compliance with all applicable laws, regulations, and industry guidelines, whether now existing or subsequently enacted (collectively “Applicable Laws”), including without limitation, the Children’s Online Privacy Protection Act (“COPPA”), American Society of Magazine Editors’ Guidelines on Best Practices for Digital Media, CARU guidelines on advertising to children, and all applicable federal or state anti-spamming statutes. Unless otherwise agreed upon by the parties, the parties shall consult on how to best comply with such Applicable Laws, and IV will institute, subject to commercial reasonableness, such measures, such as cookies, blocking mechanisms based on age, and other tools and functions as Hearst requests (collectively “Compliance Tools”) to comply with such Applicable Laws. IV agrees to delete any postings (should it become aware of any such posting) that it believes, or that Hearst believes in its reasonable judgment, could give rise to liability of any nature whatsoever. It is agreed and understood however that IV will not monitor user content posted to any message boards on the website. With respect to the conduct and contests and sweepstakes, the conduct of e-commerce, the collection and management of personally identifiable information, and management and dissemination of e-mail/mailing lists (collectively the “Compliance Hotspots”) it shall be the responsibility of the party in a position to control and direct the activity involved to ensure that such Compliance Hotspot does not give rise to any legal liability. For example, Hearst shall have the responsibility to ensure that contests conducted by third party vendors or advertisers contracted by Hearst are conducted in compliance with applicable laws, and IV shall have such responsibility for contests conducted by IV, provided however that in the event IV does not conduct the activity but the activity is conducted within a Magazine Site, iVillage shall have the right to review the rules solely for the purpose of assuring that the relationship of the parties is accurately described and that any page residing on the Network complies with IV’s opt-in permission policy. Similarly, with respect to list management, to the extent that IV’s customer service department has responsibility for managing opt-ins and opt-outs, IV shall have responsibility to ensure that requests are handled in a fashion that does not give rise to legal liability. Hearst shall be solely liable for assuring compliance with Applicable Laws with respect to the collection and management of personally identifiable information on any Hearst Online Subscription Sales Sites.

12.	Promotion.

(a)	Marketing.

Both parties shall actively promote the availability of the Magazine Sites via the Network. Further, the parties shall from time-to-time work together in good faith to identify, develop and pursue joint marketing and promotional activities that are designed to enhance the value of the Magazine Sites and the Network, subject, however, to Hearst’s rights pursuant to Sections 6 and 8. The parties will also work together in good faith to promote the availability of subscription sales to Hearst’s Magazines on the Internet, including on the Network. The parties shall mutually agree on the budget, Content and development schedule of any such activities prior to the launch thereof. Each party shall assign a point of contact within such party's organization to coordinate any joint marketing or promotional activities.

(b)	Press Releases.

Any future press releases relating to this Agreement shall be mutually approved in writing by the parties prior to any distribution thereof.

13.	Non-Compete.

IV hereby agrees that during the Term of this Agreement it will not, without the prior written consent of Hearst, (a) enter into any agreement to include as part of the Network any magazine site (meaning a U.S. edition of a web site that is maintained as an on-line adjunct to a magazine or associated with the magazine of a third party), if such magazine site may reasonably be construed to be competitive with any of the Magazines or Magazine Sites or if such third party magazine site is branded throughout by the branding of a magazine that may reasonably be construed as competitive to the Magazines; (b) display on the Magazine Sites advertising or other promotional materials from magazines of third parties that may reasonably be construed to be competitive with any of the Magazines; or (c) display on the same web page of the IV Network (exclusive of the IV footer) the brands, logo, Marks or Proprietary Content of any of the Magazines with the brands, logo or Content of any magazine that may reasonably be construed to be competitive with any of the Magazines, in such a way that it appears that the brands, logos, Marks or Proprietary Content of the Magazine are co-branded or otherwise affiliated with the brands or logos or Content of any such competitive magazines. Subject to the restrictions set forth in subparts (a)-(c) above, nothing herein shall be construed to limit IV from (d) creating and distributing its own email newsletters and print publications branded with marks owned or licensed by IV; (e) accepting paid or barter advertising or sponsorship from a competitive Magazine (provided such advertising shall not appear on any Magazine Site or other page of the Network in which Proprietary Content appears; (f) obtaining Content for integration within the IV Network from third parties including print publications from non-Hearst related publications that are competitive with the Magazines; or (g) from entering into any other business or contractual relationship or arrangement with any other entity including, without limitation, for a co-branded page or area within a site with a magazine that is competitive with one of the Magazines provided such co-branded page or area is not directly linked to or part of any Magazine Site, and so long as such relationship or arrangement is not in violation of subparts (a), (b) or (c) above.

14.	Consideration.

(a)	Consideration.

In full and complete consideration for all Services to be provided hereunder (except as set forth at Section 14(b) below, IV shall be entitled to a Services Fee (“Services Fee”), a Commission as defined at Section 14(c) below and a share of revenue from advertising as set forth at Section 15.

(b)	Services Fee.

The Services Fee will be $4,000,000 during the first Contract Year, increasing by 3.75% to $ 4,150,000 during the Second Contract Year and increasing by 3.61 % to $4,300,000 during the Third Contract Year. The Services Fees will be payable in quarterly installments of one-fourth of the applicable amount within thirty (30) days of Hearst’s receipt of IV’s invoice. The Services Fee excludes any fees that may be payable to third parties as a result of Hearst’s request for advertising on the Merchandise Sites involving Rich Media, which fees will be paid by Hearst to IV for payment to such third parties.

(c)	Commission.

IV will be entitled to a commission (“Commission”) on the basis of paid subscription revenue (“Paid Subscription Revenue”) generated during each Contract Year of the Term. Paid Subscription Revenue means monies actually collected (less credit for returns, and reserves for bad debt and cancellations, adjusted from time to time based on actual experience) as the result of subscriptions sold to Hearst magazines during the Term (including not only the Magazines associated with the Magazine Sites, but all magazines published by Hearst, as well as any additional third-party magazines that Hearst or its affiliates are authorized to sell and that Hearst may designate for inclusion hereunder (it being understood that Hearst shall have no obligation to include or to seek permission to include such third-party magazines hereunder)) from (i) direct links on the Network, including from the Magazine Sites, to the Hearst Online Subscription Sales Sites; and (ii) Intermediate Links from Distributors resulting from IV Assisted Distribution Deals. IV’s Commission will be thirty percent (30%) for Paid Subscription Revenue of $2,225,000 per Contract Year or less subject to increase on the increment of Paid Subscription Revenue over that base number as reflected on Exhibit H. In the event that Paid Subscription Revenue in the second Contract Year of the Term is less than the greater of $3,500,000 or 250,000 paid orders (“Subscription Threshold”), IV shall not be entitled to any Commission on subscription sales during the third Contract Year of the Term. If Hearst enters a Deficit Deal, IV’s Commission shall be ten (10%) of Paid Subscription Revenue generated pursuant to such Deficit Deal, however one hundred (100%) of Paid Subscription Revenues from such Deficit Deals shall be counted for purposes of determining whether IV is entitled to an increase in its Commission Rate as set forth at Exhibit H and for purposes of counting towards reduction of the advertising Royalty Guarantee as set forth at Section 15(b) below. Hearst shall calculate IV’s Commission on a quarterly basis (being each three month period of a Contract Year measured from the Effective Date) on the basis of Paid Subscription Revenue received to date in that Contract Year, and will remit to IV the estimated amount owing, together with a statement of the accounting, and within one hundred twenty (120) days from the end of each Contract Year, shall make a final calculation as a true-up and Hearst shall account to IV for any additional sums that may be owing, or IV shall account to Hearst for any overpayments it may have received, as the case may be. IV shall not receive any Commission from subscription sales that result from (i) Third Party Links to Hearst Online Subscription Sites via Distributors or links from any other third party; (ii) Intermediate Links from relationships with Distributors that are not IV Assisted Distribution Deals; nor to (iii) subscription sales that result from marketing efforts of Hearst outside the Network environment, including without limitation, marketing to names included in Magazine User Data (“Non-Commissionable Subscription Sales”). Non-Commissionable Subscription Sales shall not be included for purposes of calculating any reduction in the advertising Royalty (as defined in Section 15) percentage to which Hearst may be subjected, nor to calculation of any increases in IV’s Commission, nor towards the Subscription Threshold, nor towards reduction of the advertising Royalty Guarantee as set forth in Section 15(b) below, with the following exception: revenue from subscription sales generated by Intermediate Links from relationships with Distributors that are not IV Assisted Distribution Deals (less credit for returns and reserves for bad debt and cancellations, adjusted from time to time based on actual experience) shall be aggregated with Paid Subscription Revenue (the aggregate being referred to as “Total Paid Subscription Revenue”) and shall count towards reduction of the advertising Royalty Guarantee as set forth in Section 15(b) below.

15.	Advertising.

(a)	Net Revenue Split.

All Advertising (being any banner advertisements, site sponsorship arrangements, performance-based advertising, referrals, click-throughs, leads and bounties, and all other similar activities which do not produce revenues through direct selling, sold with respect to any Magazine Site) on the Magazine Sites will be sold by IV unless IV gives its prior consent for a sale by Hearst. “Net Advertising Revenue” means the gross revenue received by IV from the sale of advertisements on (a) the Magazine Sites exclusive, however, of advertisements sold on the Merchandise Sites, (b) any page of the Network, exclusive of the Merchandise Sites, that primarily contains Proprietary Content (other than teasers), and (c) any other page of the Network, exclusive of the Merchandise Sites, on which any article or feature that is Proprietary Content (other than teasers) is reproduced or duplicated substantially in its entirety; less agency fees (which shall not exceed fifteen percent (15%) of gross revenue from the sale of Advertisements), commissions (which shall not exceed eight percent (8%) of gross revenue from the sale of Advertisements, credits due to cancellations and provisions for bad debt. In no event shall Net Advertising Revenue for any period be less than the product of (A) gross advertising revenue recognized from the sale of all advertising on the Magazine Sites (exclusive of the Merchandise Sites) multiplied by (B) (i) the result of dividing the total number of advertisements served (impressions - specifically including banners, buttons, text ads, newsletters, cost per click and cost per acquisition) on the Magazine Sites (exclusive of the Merchandise Sites) by the total number of advertisements served (impressions - specifically including banners, buttons, text ads, newsletters, cost per click and cost per acquisition) on the Network (exclusive of the Merchandise Sites). IV agrees that Hearst shall be entitled to receive from IV a royalty (the "Royalty") computed on Net Advertising Revenues from such Contract Year. The Royalty payable to Hearst shall be equal to twenty percent (20%) of the aggregate Net Advertising Revenues from the Contract Year, reducible to fifteen percent (15%) in the event Paid Subscription Revenue in any Contract Year of the Term exceeds $2,225,000 but is less than $3,500,000.01; reducible to ten percent (10%) in the event Paid Subscription Revenue in any Contract Year exceeds $3,500,000 but is less than $5,000,000.01; and reducible to 0 in the event Paid Subscription Revenue in any Contract Year exceeds $5,000,000 (see table at Exhibit H). IV shall calculate Hearst’s Royalty on a quarterly basis (being each three month period of a Contract Year measured from the Effective Date) on the basis of Net Advertising Revenue received to date in that Contract Year and will remit to Hearst the estimated amount owing, together with a statement of the accounting, within forty five (45) days of each quarter, and at the end of each Contract Year, shall make a final calculation as a true-up and IV shall account to Hearst for any additional sums that may be owing, or Hearst shall account to IV for any overpayments it may have received, as the case may be.

(b)	Guarantee.

IV guarantees Hearst a Royalty derived from Net Advertising Revenues (the “Guarantee”) for each Contract Year in the initial amount of $650,000; however, that Guarantee is reducible each Contract Year pro rata on the basis of Total Paid Subscription Revenue as set forth on Exhibit H. The Guarantee shall be computed at the conclusion of each Contract Year and in the event the earned Royalty is less than the Guarantee, the full amount of the Guarantee shall be paid no later than forty-five (45) days following the conclusion of each Contract Year.

(c)	Merchandise Sites.

Hearst shall have the sole and exclusive right to sell, or authorize third parties to sell, Advertising on the Merchandise Sites and IV shall not be entitled to any share of revenue generated from such sales.

(d)	Advertising Policies and Cooperation.

In the allocation and sale of Advertisements throughout the Network, IV agrees to treat the Existing Sites at least as favorably as the other non-Magazine sites. IV agrees not to place any advertising on the Existing Sites or any other place on the Network where Proprietary Content appears that is in violation of the then current and applicable advertising policies and standards established by the applicable Magazine, provided, that such policies have been communicated to IV in advance. IV further agrees that it will not place any interstitial or “pop up” or similarly intrusive advertising on the home page of any Magazine site (other than a solicitation to subscribe to the subject Magazine), nor will it allow any full screen advertisement on the home page of any Magazine Site or the placement of other advertising in a fashion deemed by Hearst to detract from the look and feel of a Magazine Site or in a manner that Hearst deems inconsistent with the applicable branding. Further, the parties agree that in the event they agree to jointly conduct any advertising sales initiatives, they will coordinate their advertising sales efforts to ensure that none of such efforts conflict with either party's contractual arrangements with third parties.

(e)	Merchandising Advertisements.

Hearst shall have the right to purchase Advertising space throughout the Network (exclusive of the Merchandise Sites) on behalf of Hearst’s advertisers, subject to the availability of inventory and exclusivities that IV may have granted and IV agrees to sell Hearst advertising space for such purposes at a rate at least as favorable as that offered by IV to similarly situated purchasers. Hearst shall not be entitled to any Royalty on such sales.

16.	Warranties.

(a)	Hearst Warranties.

Hearst hereby warrants to and for the benefit of IV that Hearst shall not provide any Hearst Content or Magazine Content to IV or publish any Hearst Content or Magazine Content or direct IV to create or have created any Original Site Content, Hearst Tools or Third Party Work in any manner that: (a) infringes on any third party's copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy; (b) violates any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control); (c) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (d) is obscene or pornographic or contains child pornography; (e) violates any laws regarding unfair competition, antidiscrimination or false advertising, or (f) to the best of Hearst's knowledge, contains any viruses, Trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information. Hearst agrees to use commercially reasonable practices (including without limitation periodic inspections of each Magazine Site) to mitigate the possibility that user-generated Content published or distributed on such Magazine Sites could create liability for IV. Hearst further represents and warrants that its use of Hearst User Data shall be in accordance with all Applicable Laws.

(b)	IV Warranties.

IV hereby warrants to and for the benefit of Hearst that IV shall not post on the Magazine Sites or otherwise provide any: (i) IV Content, IV Tools, Hearst Tools or Third-Party Tools; (ii) to the extent not created pursuant to Hearst's request, any Original Site Content or Third Party Work; (iii) additions to or edits of Hearst Content or Magazine Content; in any manner that (a) infringes on any third party's copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy; (b) violates any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control); (c) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (d) is obscene or pornographic or contains child pornography; (e) violates any laws regarding unfair competition, antidiscrimination or false advertising; or (f) to the best of IV's knowledge, contains any viruses, Trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information. IV warrants that it shall not use any Proprietary Content in a manner or for any purpose other than that authorized by this Agreement. IV agrees to use commercially reasonable practices (including without limitation periodic inspections of the Network) to mitigate the possibility that user-generated Content published or distributed on Network sites (other than the Magazine Sites) could create liability for Hearst. IV further represents and warrants that its hosting and production services, privacy practices and email marketing practices related to the Network shall be operated in accordance with all Applicable Laws.

(c)	Recourse and Remedies.

Each party agrees that its sole and exclusive remedy for a breach of any warranty made by the other party pursuant to this Section 16 shall be indemnification as set forth in Section 18 hereof.

17.	Trademarks.

Each party acknowledges and agrees for all purposes that all Marks associated with the other party and/or the other party's services, products, literature, promotional materials or otherwise, whether or not registered, constitute the other party's exclusive property. Each party ("Licensor") hereby grants to the other party ("Licensee") a non-exclusive, non-transferable, non-assignable, royalty-free license to use those Marks of Licensor set forth on Exhibit G solely for purposes of performing Licensee's obligations under this Agreement including, without limitation, in connection with any advertising, marketing and promotional activities undertaken and materials developed pursuant to this Agreement. All uses by Licensee of Licensor's Marks shall be in accordance with such quality control standards as the Licensor may promulgate from time to time, and Licensee agrees to refrain from all uses of Licensor's Marks to which Licensor objects. All uses of Licensor's Marks by Licensee, including all goodwill arising there from shall inure solely to the benefit of Licensor. All promotional literature and other materials prepared by either party in connection with its promotional obligations hereunder shall bear appropriate copyright and/or trademark notices as prescribed by the party whose Content or branding is included therein. Licensee agrees it will not use, register or attempt to register in any jurisdiction, or otherwise appropriate or adopt any name, mark or logo that is confusingly similar to Licensor's Marks. Licensor retains all rights with respect to Licensor's Marks that are not specifically granted to Licensee herein. At no time during the term of the Agreement or thereafter shall Licensee attack, challenge or file any application with respect to any Licensor Mark.

18.	Indemnity.

(a)	Hearst to IV.

Hearst agrees to defend, indemnify and hold harmless IV and its directors, officers, agents and employees from and against any and an claims, suits, damages, losses, costs, liabilities, expenses and fees (including without limitation reasonable attorneys' and expert witnesses' fees) incurred or arising from (a) any breach of the warranties set forth in Section 16, (b) any Proprietary Content (exclusive of Hearst Tools), Hearst’s use of Magazine User Data or user-generated Content on the Magazine Sites, except (i) to the extent arising from IV's unauthorized or unapproved use of Hearst Content, Magazine User Data or Magazine Content on the Magazine Sites; and (ii) to the extent arising from the creation by IV of Original Site Content and Third Party Work other than in accordance with the specific instructions of Hearst and to the extent the claim or liability arises for reasons other than as a result of IV’s compliance with those instructions, or (c) e-commerce conducted on any Magazine Site or any Hearst Online Subscription Sales Site. IV may, at its own expense, participate in any defense or settlement negotiations with respect to any claim to which it is entitled to indemnification with counsel of its own choosing. Hearst agrees not to enter into any settlement of any claim without the prior written consent of IV, which consent shall not be unreasonably withheld or delayed.

(b)	IV to Hearst.

IV agrees to defend, indemnify and hold harmless Hearst and its directors, officers, agents and employees from and against any and all claims, suits, damages, losses, costs, liabilities, expenses and fees (including without limitation reasonable attorneys' and expert witnesses' fees) incurred or arising from (a) any breach of the warranties set forth in Section 16, (b) any Content and Hearst Tools (excluding (i) Hearst Content, Magazine Content when used on the Magazine Sites in the manner authorized or approved by Hearst; (ii) user-generated Content on the Magazine Sites; and (iii) Original Site Content and Third Party Work but only to the extent such Content was created by or for IV in accordance with the specific instructions of Hearst and to the extent the claim or liability arises as a result of IV’s compliance with those instructions) created, developed, published or distributed by IV, (c) the manner in which IV uses any of the Proprietary Content on the Network, other than on the Magazine Sites and (d) e-commerce conducted other than on a Magazine Site. Hearst may, at its own expense, participate in any defense or settlement negotiations with respect to any claim to which it is entitled to indemnification with counsel of its own choosing. IV agrees not to enter into any settlement of any claim without the prior written consent of Hearst, which consent shall not be unreasonably withheld or delayed.

19.	Limitations on Liability.

To the extent permitted by applicable law, in no event shall either party be liable to the other party for any special, indirect, incidental or consequential damages arising out of or in connection with this agreement (including but not limited to such damages arising from tort, including negligence and strict liability, breach of contract or warranty), including without limitation damages for interrupted communications, lost data or lost profits, even if such party has been advised of (or knows or should know of) the possibility of such damages and notwithstanding the failure of essential purpose of any remedy.

20.	Termination.

(a)	Termination for Cause.

In the event either party materially breaches this Agreement, the other party may terminate this Agreement by providing the breaching party with no fewer than ninety (90) days notice of termination; provided, that in the event of breaches capable of cure, the breaching party shall have the right to cure the default within such period (or such longer period as then non-breaching party may agree to in writing) and thereby forestall termination of this Agreement. This Agreement may be terminated by either party immediately upon written notice if the other party (a) becomes the subject of any proceeding relating to insolvency, receivership or liquidation; (b) files a petition in bankruptcy; or has filed against it a petition in bankruptcy which is not discharged within thirty (30) days thereof; (c) makes an assignment for the benefit of its creditors; or (c) admits in writing its inability to pay debts as they become due. In the event that IV or Hearst becomes the subject of any bankruptcy proceeding, the other party shall b e entitled to the benefits afforded a licensee of intellectual property pursuant to the provisions of 11 USC sec. 365(n).

(b)	Payment Obligations.

The payment obligations set forth in this Agreement, which have been earned or accrued as of date of termination shall nonetheless remain payable.

(c)	Transition upon Termination.

Upon termination or expiration of this Agreement (except in the instance of termination for material breach by Hearst), IV will work in cooperation with Hearst to effect a smooth transition to Hearst or its designee so that the websites may continue to operate following termination or expiration without interruption as contemplated by Sections 3(b) and 5(b), provided however that absent IV’s written agreement, such transition period will not extend for a period of more than ninety(90) days following termination (the “Transition Period”). Such transition shall include:

(i)	transporting all XML file depositories, flat file snapshots, Proprietary Content, Derivative Works and Joint Derivative Works to Hearst or to any third party designated by Hearst;

(ii)	revising the domain pointers;

(iii)	Upon request by Hearst, assigning the Vignette license agreement to Hearst, pursuant to the terms set forth in the Vignette license (in that event Hearst will be responsible for any maintenance fees payable thereunder);

(iv)	Transferring to Hearst all Magazine User Data;

(v)	Establishing and/or revising any necessary databases for new web servers; and

(vi)	Cooperating in the transfer or modification of relevant information concerning any domain names associated with the Magazine Sites.

(d)	No Representation.

Hearst acknowledges that IV has no obligation to provide Hearst with any IV Tools, third party services, licenses, Third Party Tools or Third Party Work provided to the Magazine Sites during the Term except to the extent any such material was provided on a work made for hire basis as set forth in Section 6(c), or to the extent that IV has acquired a perpetual license for Hearst.

(e)	Transition Period.

During the Transition Period, Hearst shall be entitled to a non-exclusive royalty-free license to use IV Tools, as well as any Third Party Tools or Third Party Work (if not owned by Hearst as work for hire) to which IV has the rights to grant, solely in connection with the transitioning of the Magazine Sites. Further, during the Transition Period, IV shall have the non-exclusive royalty free right to use Proprietary Content. During the Transition Period, IV shall have no entitlement to Commission or other Services Fees, nor shall Hearst have any entitlement to any Advertising Royalty. Hearst acknowledges that any Hearst Tools, IV Tools and/or Interactive Elements transferred to Hearst as part of the transition of the Magazine Sites are transferred to Hearst “AS IS” with no warranties of any kind, either express or implied, made by IV.

(f)	Cessation of Use, Final Accounting.

At the conclusion of the Transition Period, IV shall cease using the Proprietary Content, including but not limited to, all electronic copies and reproductions on the Network, and after receipt by Hearst of the Proprietary Content in the manner requested, upon the direction of Hearst, delete all Hearst’s Marks from the entire Network, including the Magazine Sites and any other place in which such Marks appear as promptly as practicable. Within forty-five (45) days of the effective date of termination, IV shall pay to Hearst any amounts of Royalty that as of the effective date of termination were due and owed to Hearst pursuant to this Agreement, and Hearst shall pay to IV any remaining Commission and Services Fees that may remain outstanding and the parties shall make a final accounting to one another for any such amounts.

(g)	Withdrawal of Certain Sites.

Notwithstanding anything herein to the contrary, Hearst may elect at any time during the Term to take over from IV the hosting, production and maintenance of the sites for either or both of Town & Country and House Beautiful, or any other Magazine Site, and remove them from the Network. In that event, IV agrees to transfer any sites to Hearst in accordance with the provisions of this Section 20. Election of Hearst to takeover any such sites shall not result in any reduction of the Services Fee due IV, provided IV production resources allocated to those sites prior to their removal from the Network shall be redirected to the remaining Magazine Sites in a manner satisfactory to Hearst. If Hearst takes over any such sites, IV will be entitled to a Commission in respect of subscription sales to such Magazines only if direct links to the subject sites from the Network or Intermediate Links from Distributors remain on the Network.

21.	Survival.

The terms of Sections 6(c), 6(d), 6(f), 6(g), 6(h), 6(i), 16, 18, 19, 20(c), 22, 23 and 24 shall survive the expiration or earlier termination of this Agreement for any reason.

22.	Confidential Information.

(a)	Definition of Confidential Information.

"Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information of a party (the "Disclosing Party") to this Agreement (including, without limitation, patents, copyrights and works of authorship, trade secrets, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, and software source documents) related to the current, future and proposed business, products and services of such party, and its suppliers and customers, and includes, without limitation, information concerning development, design details and specifications, engineering, customer lists, business forecasts, sales, and marketing plans and any other similar information or data which is disclosed to the other party (the "Recipient") or to which the Recipient otherwise gains access as a result of performing under this Agreement. "Confidential Information" also includes proprietary or confidential information of any third party that may disclose such information to the Disclosing Party in the course of the Disclosing Party's business. Confidential Information does not include information, technical data or know-how which: (i) is in the Receiving Party's possession at the time of disclosure as shown by the Receiving Party's files and records immediately prior to the time of disclosure; (ii) before or after it has been disclosed to the Receiving Party, enters the public domain, not as a result of any action or inaction of the Receiving Party; (iii) is approved for release by written authorization of the Disclosing Party; (iv) is disclosed to the Receiving Party by a third party not in violation of any obligation of confidentiality; or (v) is independently developed by the Receiving Party without reference to the Disclosing Party's Confidential Information.

(b)	Use and Disclosure.

The Receiving Party agrees not to use the Confidential Information of the Disclosing Party for any purpose except to the extent necessary to fulfill its obligations under this Agreement,. The Receiving Party agrees not to copy, alter, modify, disassemble, reverse engineer or decompile any of the materials comprising Confidential Information, unless permitted in writing by the Disclosing Party. The Receiving Party agrees not to disclose the Confidential Information to any third parties or to any of its employees, contractors or agent except those of whom who have a need to know the Disclosing Party's Confidential Information to enable the Receiving Party to fulfill its obligations under this Agreement; provided, that such parties shall be made aware that such Confidential Information is confidential to the Disclosing Party and shall be under a written contractual restriction on non-disclosure and proper treatment of Confidential Information that is consistent with and no less restrictive than the terms of this Section 22. Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party's Confidential Information to the extent required by a valid order of a court or other governmental body or by applicable law and to its attorneys, financial advisers, lawyers or accountants; provided, however, that the Receiving Party will use all reasonable efforts to notify the Disclosing Party of the obligation to make such disclosure in advance so that the Disclosing Party will have a reasonable opportunity to object to such disclosure. The Receiving Party agrees that it shall treat the Confidential Information with the same degree of care as it accords its own Confidential Information of a similar nature; provided that in no event shall the Receiving Party exercise less than reasonable care to protect the Disclosing Party's Confidential Information. The Receiving Party agrees to advise the Disclosing Party in writing of any misappropriation or misuse by any person of the Disclosing Party's Confidential Information of which the Receiving Party may become aware. The Receiving Party will not communicate any information to the Disclosing Party in violation of the proprietary rights of any third party.

(c)	Return of Materials.

Any Confidential Information furnished to the Receiving Party, and all copies thereof, at the earlier of the Disclosing Party's request, or the termination of the business relationship between the Disclosing Party and the Receiving Party, at the Disclosing Party's option, will either be: (i) promptly returned to the Disclosing Party; or (ii) destroyed by the Receiving Party (with the Receiving Party providing written certification of such destruction to the Disclosing Party).

23.	Books and Records.

(a)	Records.

Each party shall during the term of this Agreement and for a period of three years thereafter, keep and maintain full and complete records and books of account, maintained in accordance with generally accepted accounting principals, related to its activities under this Agreement ("Records") including, without limitation, relating to any payments of any kind to be made to the other party pursuant to this Agreement.

(b)	Audit Right.

During the term of this Agreement and for a period of three years thereafter, each party shall have the right, on no more than one occasion in any consecutive twelve (12) month period, to audit, or to engage a third party auditor, reasonably acceptable to the other party, to audit the Records of the other party to ensure compliance with the terms of this Agreement and the accuracy of all amounts paid to the auditing party pursuant to this Agreement; provided, that the auditing party provide the other party with no fewer than fifteen (15) days notice of such audit and conducts such audit in a manner calculated to minimize interference with the other party's business. Unless otherwise agreed to by the parties, any such audit shall be conducted on the audited party's premises. The auditing party shall bear the cost of the audit; provided, however, that in the event the audit reveals an underpayment to the auditing party in excess of five percent (5%), the audited party shall reimburse the auditing party for the cost of the audit.

24.	General Provisions.

(a)	Taxes.

Each party shall be responsible for, and shall indemnify and hold the other party harmless from and against, any and all taxes, customs, duties or other amounts that may be imposed by any governmental authority on any amount paid to such party by the other party hereunder, except for taxes based upon the other party's net income or gross receipts.

(b)	Late Payments.

Each party reserves the right to charge the other party interest at the then-applicable prime rate plus 1.5% pro rated monthly on any amount due such party from the other party under this Agreement, which amount is not paid when due.

(c)	Governing Law/Jurisdiction/Venue.

This Agreement will be governed and interpreted in accordance with the laws of the State of New York as applied to agreements made, entered into and performed entirely in New York and solely by New York residents. The parties hereby agree that all causes of action brought in connection with this Agreement shall be brought in the State or Federal Courts located in New York County, New York, and each party hereby irrevocably consents to the personal jurisdiction of such courts for such purpose.

(d)	Expenses.

Unless otherwise set forth herein to the contrary, each party shall be solely responsible for payment of any expenses such party incurs in connection with its performance under this Agreement.

(e)	Severability; Waiver.

If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. The waiver by either party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

(f)	Headings.

Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement.

(g)	Successors and Assigns; Change in Control.

IV may not assign this Agreement by operation of law or otherwise without the prior written consent of Hearst and any purported assignment in violation hereof shall be null and void. Subject to the foregoing, the parties' rights and obligations will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns. IV may subcontract all or any portion of its service obligations hereunder; provided that IV remains primarily responsible for such subcontracted service obligations and that Hearst reserves the right to remove and/or have a subcontractor replaced if Hearst is not reasonably satisfied with such subcontractor's performance. Hearst shall have the right to terminate this Agreement effective immediately upon written notice in the event IV undergoes a “change in control”, provided such notice is given within ten (10) business days following such change in control. As used above, change in control means (i) a sale of all or substantially all of the assets of IV, (ii) a merger or consolidation of IV with or into another corporation or other entity with the effect that, immediately after such merger or consolidation, none of the existing holders of IV voting stock (meaning securities having the right to vote in the election of directors) immediately before such merger or consolidation holds, and the existing holders of IV’s voting stock immediately before such merger or consolidation do not hold in the aggregate, at least fifty percent (50%) of the combined voting power of the then voting stock of the surviving corporation of such merger or the corporation or other entity resulting from such consolidation, (iii) the acquisition of twenty percent (20%) or more of the voting stock of IV by any entity other than Hearst; (iv) the adoption by IV of a plan of complete or partial liquidation; or (v) if a petition shall be filed against IV under any provision of the Bankruptcy Code or amendments thereto or if a receiver shall be appointed for IV or any of its property.

(h)	Attorneys' Fees.

If any legal action is brought to construe or enforce any provision of this Agreement, the prevailing party shall be entitled to receive its reasonable attorneys' fees and court costs in addition to any other relief it may receive.

(i)	Force Majeure.

If the performance of this Agreement, or any obligation hereunder, except the making of payments hereunder, is prevented, restricted or interfered with by any act or condition whatsoever beyond the reasonable control of the affected party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference.

(j)	Independent Contractors.

The parties to this Agreement are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement.

(k)	Notice.

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given: upon personal delivery; if sent by telephone facsimile, upon confirmation of receipt; if sent by electronic mail, upon confirmation of delivery; or if sent by certified or registered mail, postage prepaid, five (5) days after the date of mailing.

(l)	Modifications.

This Agreement may only be modified or revised by a written agreement or amendment hereto that is executed by both of the parties.

(m)	Entire Agreement.

This Agreement, including the Exhibits attached hereto, sets forth the complete and final statement of the agreement between the parties with respect to the subject matter hereof, and supersedes any and all oral or written agreements, negotiations or understandings between the parties as to such subject matter.

In Witness Whereof, each of the parties hereto have executed this Agreement as of the date first written above.

iVillage, Inc.:			Hearst Communications, Inc.:

By:	/s/	Steve Elkes	By:	/s/	Mark F. Miller

		Steve Elkes			Mark F. Miller

Title: Executive Vice President and Chief Financial Officer Street Address: 500 Seventh Avenue New York New York 10018 Mail Address: same			Title: Vice President Street Address: 959 Eighth Avenue New York, NY 10019 Mail Address: same

Fax: (212) 600-6555			Fax: (212) 649-2095

E-Mail: selkes@mail.ivillage.com			E-Mail: mmiller@hearst.com

List of Exhibits

A.	LIST OF MERCHANDISE SITES AND MIGRATION SCHEDULE

B.	ACCEPTANCE TESTING OF MERCHANDISE SITES

C.	FEATURES OF MERCHANDISE SITES

D.	HOSTING SERVICES

E.	PRODUCTION SERVICES

E – 1    STAFFING

E – 2    REDESIGN AND IMPLEMENTATION SERVICES

F.	MAINTENANCE

G.	TRADEMARKS

H.	SUBSCRIPTION COMMISSION, ADVERTISING ROYALTY AND ROYALTY GUARANTEE

Exhibit A

MERCHANDISE SITES

Hearst Magazines: Marketing Sites (May 2004 snapshot)

Cosmopolitan
1)	Cosmo Hot Spot
http://www.cosmopromo.com/

Promotional pages that live independently of The Hot Spot:

2)	Hippest Hottest Events
http://www.mediabrand.com/cosmo/party/

3)	Society for Women’s Health Research
http://www.cosmopromo.com/cal.html

4)	Fab Finds
http://www.cosmopromo.com/fab_finds_04/index.html

5)	Cosmo Media Kit
http://www.cosmomediakit.com/r5/home.asp

Note: the first ad-hoc project iVillage will produce will be as follows:
6)	Beauty Booty (launches in October)

Good Housekeeping
1)	GH seal
http://www.goodhousekeepingseal.com/r5/home.asp
2)	GH travel
http://www.ghtravel.com/r5/home.asp
3)	GH media kit (TBD)
http://www.ghmediakit.com/r5/cob_page.asp?category_code=rates

Country Living
1)	Comfort Zone
http://www.clcomfortzone.com/
2)	online sweeps TK
3)	Travel link (TBD)
http://www.cltravellink.com

The magazine has indicated that they might want iVillage to update the enter to win pages, and the sweeps front door, though they are planning to continue working with their current vendor to handle the processing (the actual sweeps and information that is sent to those site visitors who request it).

House Beautiful
1)	OnlyinHB Celebrity Showhouse (Chi)
2)	Make Beautiful mini site/contest
www.makebeautiful.com*site does not require migration, is already hosted on IV platform

Marie Claire: http://www.marieclairereader.com/ ** migration will commence on or about 12/ 31/04

Redbook
http://www.rbclick.com/index.php ***
Redbook’s current contract with Sprout Communications is valid and has been paid through December 31, 2004, so re-build on iVillage platforms not required (but could be done by iVillage with Hearst’s agreement) before that date

Town & Country: N/A

During the migration period, Hearst may elect to delete some of the above sites from the list of sites to be migrated, provided that there will be no reduction in compensation due to IV for migration services. The resources allocated to the sites not migrated shall be redirected to the remaining Magazine Sites in a manner satisfactory to Hearst.

Exhibit B

ACCEPTANCE TESTING

Hearst shall be entitled to a period of five business days from receipt of written notice that the Merchandise Site(s) are ready for review to conduct such tests as it deems reasonable to assure that the Merchandise Sites operate substantially as they did when they were hosted outside the Network (subject to the limitations described at Section 3. In the event any portions of the sites do not so operate, Hearst shall inform IV and IV shall have a period of ten (10) business days to correct such deficiencies. In the event Hearst fails to inform IV of deficiencies with the time period set forth, Hearst is deemed to have accepted the Merchandise Site(s).

Exhibit C
PRODUCTION SERVICES FOR MERCHANDISING SITES

It is anticipated that the Merchandising Sites will have at least the following functionality and features, which will be further refined in the production planning process

–	Site Content Updates: producers to work with magazine personnel to update the content of the site (e.g., marketing data and offer presentations) using Vignette as well as other tools provided for creating and serving quizzes, polls, surveys, etc.
–	Mailing of communications with opt-in permissions gained through these sites
–	Custom Created Features: the design and development of new games, tools and interactive features including sweepstakes
–	Enhanced Metrics: provision of site user activity tracking and reporting including page views, visit and visitor data, subject to availability of iV third party license agreements for use with Merchandising Sites
–	Customer Service: contribution of customer service systems that analyze and direct site visitor email messages to iVillage and / or identified Hearst resources
–	Design: graphic layout and product design services
–	Ad Serving: the provision of ad serving through Doubleclick’s DART system and other rich media serving suppliers.
–	Marketing Support: design and development resources to build advertising creative as well as online added value sites and features for sponsors, including e-mailings
–	Newsletter templates for the Merchandising Sites requesting it.

Exhibit D

HOSTING SERVICES

Hearst agrees that during the term of this Agreement, IV will provide Internet hosting services for each Magazine Site.

IV shall provide Internet hosting services that are equal to, or improve on, the quality of Internet hosting services currently available to the Magazines through the Predecessor Agreement. These services shall include: provision of hardware, software and bandwidth to serve the sites, utilization and support of Hearst’s license for Vignette’s content management system, provision of data storage capacity and management of each Magazine Site’s content and delivery of technical support services.

Hosting services provided by IV to Hearst shall be fully managed services that conform to Network operational standards established by IV. Fully managed means that, in addition to providing all hardware, software, connectivity and bandwidth required to insure that Hearst Content is publicly available to Internet users, IV will provide appropriate monitoring of all systems, and full systems’ administration support for all Magazine Sites hosted by IV.

IV shall, using industry standard methods, prevent unauthorized access to any production system, Magazine Site, any restricted area of a Magazine Site and any database or other sensitive material generated from or used in conjunction with a Magazine Site, as required by Hearst. As part of this security consideration, IV shall have periodic security audits performed by an independent third party, the frequency of which audits shall be mutually agreed upon.

IV shall insure that the best commercially available service level agreement is in place for hosting services provided to Hearst and the Magazines. In particular, the terms of the IV service level agreement shall be at least as favorable to Hearst as the service level agreement, which is currently in place under the Predecessor Agreement including, without limitation, the terms regarding remedies for interruption of services, and at least as favorable as the terms offered any other partner on the Network.

As part of its hosting services, IV shall make available to the Magazine Sites all core functionality of the Network, whether the Content for the Magazine Sites is produced by IV or a third party. Core functionality of the Network shall include, but not be limited to, all functionality currently available to the Magazines under the Predecessor Agreement, e.g., engineering functionality (i.e. registration, ad management, surveys, polls, quizzes, use of relational database systems, user profiling, personalization techniques for delivery of Content or advertising, and standard user tracking reports made available to Magazines in an online format), and third party functionality (i.e. search, chat, forums, email, listserve, ad serving, and third party auditing).

Additionally, IV shall make available to the Magazine Sites any new functionality at the time it is introduced to the Network; provided, that some production or third party fees may arise for the Magazine Sites if they choose to implement the functionality offered.

IV shall provide Magazine Site-specific maintenance and end user support, periodic technical consulting as required by Hearst and technical phone support for any third parties contracted to produce Content for Magazine Sites that will be hosted by IV.

From time to time upon reasonable request by Hearst, IV will provide information detailing the performance of the Hosting Services provided hereunder. IV agrees to provide user tracking reports with respect to the Magazine Sites in such format as determined during the planning stage for the Existing Site re-design (described at Exhibit E) and including such information as Hearst may from time to time reasonably request. IV will receive credit for all traffic, specifically including page views, related to the Magazine Sites and Hearst will use commercially reasonable efforts to cooperate with IV to provide any third party traffic reporting and monitoring company (i.e., Media Metrics, Nielsen, Net Rating, PC Data) with such documentation as may be required to ensure the credit of traffic to IV.

Exhibit E

PRODUCTION SERVICES FOR THE EXISTING MAGAZINE SITES

IV will provide full Production Services for the Magazine Sites. These services shall include, but shall not be limited to:

1.	Overall management and direction of the Magazine Sites;

2.	Creation of editorial features for the site, including original and interactive Content;

3.	Software/coding support for all features;

4.	Conversion of Hearst Content to HTML or other formats appropriate for web presentation, as designated by Hearst;

5.	All site quality control;

6.	Rich media production support; and

7.	All production tools, processes, and systems necessary to support production personnel, which are part of the Network standard, including template-based production systems used to streamline or automate production.

8.	It is anticipated that the Magazine Sites will have at least the following functionality and features, which will be further refined in the production planning process:

	–	Site Content Updates: producers to work with magazine personnel to update the content of the site using Vignette as well as other tools provided for creating and serving quizzes, polls, surveys, etc.

	–	Community: message board applications and community moderation

	–	Newsletters: list management, as well as newsletter creation, mailing and tracking

	–	Custom Created Features: the design and development of new games, tools and interactive features

	–	E-Commerce Pages and facilitation: the creation of pages within certain of the Magazine Sites devoted exclusively to e-commerce, as well as other features designed to facilitate e-commerce offerings by Hearst and its affiliates; in addition, should Hearst so elect, IV will create pages featuring premium Content, accessible only to paid subscribers

	–	External Content: procurement and management of freelancers that provide content for the sites not found in the Magazines

	–	Enhanced Metrics: provision of site user activity tracking and reporting including page views, visit and visitor data

	–	Customer Service: contribution of customer service systems that analyze and direct site visitor email messages to iVillage and / or identified Hearst resources

–	Design: graphic layout and product design services, including large scale site re-designs at the outset of the renewal period to reflect reduced iVillage branding and incremental redesign efforts as desired by Hearst

–	Research: enhanced research capabilities as compared to the Predecessor Agreement, such as delivery of polls and brief surveys querying users’ interests and opinions.

–	Subscription optimization: working with Hearst Circulation group to develop and test new programs as well as create and change offers in a continuous attempt to generate as many subscriptions as possible from the visitors to the sites

–	Distribution on deeper pages of iVillage: IV will continue to keep the Magazine Sites integrated into and promoted on the iVillage Network and will embed links into deeper pages of the Network than enjoyed under the Predecessor Agreement to drive traffic to these sites

–	Ad Serving, in a manner as reasonably determined by iVillage and as set forth in this Agreement: the provision of ad serving through our relationship with DART and other rich media serving suppliers

–	Marketing Support: design and development resources to build advertising creative as well as online added value sites and features for sponsors

–	Distribution to Portals: support of relationships with large portals, both the technical and functional processes of providing content in exchange for promotional links back to the magazine sites or to CDS subscription pages

–	Distribution to other sites, sponsors or partners: support of content sharing with other sites with whom Hearst has engaged in distribution, branding or syndication arrangements

Member-Only / Pay for Access areas: provision of software, development services and management of areas of the sites, reasonably defined by Hearst, to allow for content protection and authentication for access

The management of the Hearst Magazine Division and its representatives will be viewed by IV as a “customer” of IV and as such will provide ongoing input and direction to IV regarding all aspects of the Magazine Sites.

The formats in which Hearst will deliver Content to IV and the methods of transmission or transport, and timing, will be mutually agreed during the production planning process.

In supporting IV’s production of Magazine Sites, the editorial staff of the applicable Magazines will:

1.	provide all appropriate Content in formats to be mutually agreed;

2.	provide ongoing direction to and liaison with IV; and

3.	be responsible for final approval of their brand’s on-line representation.

Hearst and IV will work together to optimize the use of available production resources and the capacity of content and features and Hearst Tools that can be developed for the Magazine Sites. Schedules for content update updates will be generated by IV and must be acceptable to Hearst. Primary points of contact and liaison will also be established between IV and the Magazines to facilitate efficient communications between Hearst and IV regarding production of the Magazine Sites.

Exhibit E-1

STAFFING

Personnel Dedicated to the Magazine Sites

1	Client Manager
8	Producers for the existing sites
1	Producer/Designer for the merchandise sites
1	Copy Editor
1	Project Manager
1	Metrics Analyst/subscription and traffic optimizer
1	Manager of Content Distribution including facilitating all relationships with Distributors
4	Designer (with Flash Skills)
4	Developers (1 HTML, 1 Scripting, 2 Vignette)

Total: 23 dedicated employees or the equivalent

Shared Personnel with IV

1	Database Manager
3	Newsletter Producers/Managers
3	Quality Assurance
1	Community Moderation
1	Customer Service

Total:9 shared employees or the equivalent

E-2
REDESIGN AND IMPLEMENTATION SERVICES

IV will collaborate with the Magazines in the development of a strategy to redesign the Existing Sites and upgrade the functionality from the level existing under the Predecessor Agreement. Without limitation, IV agrees to provide the following services with respect to the redesign, re-building and relaunching of the Magazine Sites including (i) development of a Magazine Site strategy to better utilize the real estate of the Existing Sites’ pages in an attempt to optimize the sites’ business goals and upgrade their functionality from the level existing under the Predecessor Agreement; (ii) creation of new visual designs for improved usability and presentation of the sites’ features; (iii) construction of these new web page templates and functional offerings of the sites. Promptly following the Effective Date, the parties will agree to a timetable for such redesign and upgrade, as well as the specific functionalities and features for each Magazine Site. IV will create a timeline for each type of production service and more fully detail those enhancements and redesign elements for the Existing Magazine Sites. The update and maintenance schedule will be modified in accordance with the requirements of the redesigned sites.

Exhibit F

MAINTENANCE

The following charts detail the maintenance frequency of features under the Predecessor Agreement, and is meant to be indicative of the frequency of updates that will be provided to the Existing Sites hereunder prior to redesign, taking into account that the Production Services and features hereunder may differ following redesign; in that event, maintenance will be provided on a basis no less favorable than that described below.

Cosmopolitan Site Maintenance (updated 07/08/04)

Weekly	Monthly	Biannually	As Needed

Homepage update (update promos) Department page updates Community main page update Expert Q/A:* Amy Levine Beauty Q&A Cosmo Wants to Know requests (2-4/ week) Cosmo Survey requests (12 per month)**

Color palette update

Subs module update

In This Issue update

Features:

Horoscopes

Cosmo Pop Quiz (will change to Win It as of Sept. 2004 issue)

Cosmo Quiz

Cosmo
Fashion or Guy Candy

Guy Without His Shirt article and poll, plus “mag spine” contest (started with Jan. 2004 issue)

2-3 additional features (typically a sex feature; beauty or man menu feature)

Book club update

Newsletter (2x/month)

Special feature*** (e.g., Cosmo’s Kama Sutra game; Cosmo ecards)

Tools update

Passion Polls

Message boards

Project mgt. (planning, scheduling, content/ asset mgt., user email, reporting, meeting)

Addition of tips: Sex Tips From Guys special project

Update Products & Promotions box (marketing)

There may be a new expert as of October 2004.

The total number of surveys built by iVillage can be supplemented by polls/surveys built by magazine staff

Country Living Site Maintenance (updated 07/08/04)
Weekly	•	Update homepage (2 Flash promos every other week)
	•	Update department pages and column main pages
	•	[2] Expert Q&A (Collecting, Gardening, Decorating, Home Building)
	•	2-3 features, such as:
• Gallery of Homes
• What Makes It Country?
• Your Garden
• What Is It? What Is It Worth?
• Recipe Feature (approx. 12 recipes added to Recipe Finder)
• Other decorating, gardening, cooking, and collecting features

Monthly
	•	Update color palette
	•	On Sale Now page
	•	Update subscription module
	•	Update events calendar
	•	Ad Hoc/last-minute requests* (surveys, features,
sweepstakes): 1 per month maximum
	•	(1) poll
	•	Update community main page (1x/month or as needed)
	•	Experts guest host the message boards
	•	Newsletter (2x/month)

Quarterly	•	Update Antiques Finder or equivalent tool (75-100 dealers)

Biannually	•	Special feature** (House of the Year = 1 of 2)

As Needed	•	Update Resource Guide***
	•	Cover survey (magazine hasn’t requested this recently)
	•	Message boards
	•	Update Country Living forest map
	•	Project mgt. (planning, scheduling, content/asset mgt., user email, reporting, meeting)

•	Added flash slideshow to photo gallery
•	Adding additional images to general article pages to improve the quality of these features. (iVillage initiative)
•	Holiday & seasonal roundup pages (iVillage initiative)

Good Housekeeping Site Maintenance (updated 07/08/04)
Weekly	Monthly	Quarterly	Biannually	As Needed

Update homepage 3-5 expert Q&A -Peggy Post -Heloise -Food editor -Janis Jibrin/Tracy Gensler -Book babes (temporary) Janis Jibrin/Tracy Gensler message board Q&A Newsletter

Update palette

On Sale Now

In the Magazine

Update subs module

Update 7 department pages (2x/month)

6-8 features

Rate This Recipe

Update archive

Update community main page (2x/month)

GH diet and fitness success stories from members (community)

GH Reports on TV (to include video)

Heloise message board Q&A

Contests & Sweeps jump pg/homepage promo

		GH-branded products (on hold) Seasonal roundup packages	Special feature* (e.g., Health Feed)	Project mgt. (planning, scheduling, content/asset mgt., user email, reporting, meeting) ad hoc polls/surveys** Message boards (community) GH bookstore GH quiz central TV station updates

Redbook Site Maintenance (updated 07/08/04)
Daily	Weekly	Monthly	Yearly	As Needed

Update homepage

Update department pages

Update community main page

Diary of V

Unzipped: Diary of He

Let’s Talk About Sex

Magazine article

Sex poll

Embarrassing Question of the Week (rotation)

Ad hoc request from magazine (including surveys) 1-3*

Archive updates (automatic)

Newsletter

Update top promos on homepage (2x/month)

Refresh content (2x/month)

Update color palette

On Sale Now

Subscription module update

Free Stuff

Horoscopes

Passionate Monogamy: Q&A with John Gray (rotation)

Homepage content refresh**

Relationship Doctor (rotation)

Beauty Expert (rotation)

			Special feature*** (e.g., Game of Married Life, Couples on the Couch)	Message boards**** Project mgt. (planning, scheduling, content/asset mgt., user email, reporting, meeting)

House Beautiful Site Maintenance (Updated 07/08/04)
Weekly	Monthly	Annually	As Needed

Update homepage – rotation of featured content Update department pages as warranted by new features	Update color palette In This Issue Update subscription module 3-6 features* Update column main pages Archive update Update community main page (2x/month) Newsletter	New Quiz (as warranted by magazine content, e.g. Art & Antiques Quiz)	Surveys** Message boards (community) Project mgt. (planning, scheduling, content/asset mgt., user email, reporting, meeting) Adjust left nav bar Replace outdated logo art

Marie Claire Site Maintenance (updated 07/08/04)

Monthly	Biannually	As Needed

Update homepage

Update department main pages and column main pages

Update subscription module

Update logo/palette across entire site

2 magazine excerpts from current issue (fashion or beauty, world issues, new looks)

In This Issue

Free for You jump page

Newsletter

1 main feature (choice of content)

1 poll max. (to be built in Opinionware)

	Update department pages to promote New Looks feature 2x/year Petition to Congress (not in contract)	Project mgt. (planning, scheduling, content/asset mgt., reporting, meeting)

Town & Country Site Maintenance (Updated 07/08/04)
Monthly	Quarterly	Annually	As Needed

Update homepage

Update department main pages and column main pages

Update logo/palette across entire site

3 magazine excerpts from current issue

Update subscription module

In This Issue; past issue archive

Update Horoscopes

Newsletter

	New Town & Country Guide (or additional lengthy feature)* Update community main page	Astrology Guide**	Project mgt. (planning, scheduling, content/asset mgt., user email, reporting, meeting) Message board

Exhibit G

TRADEMARKS

I.	IV Marks:
iVillage

II.	Hearst Marks:

Registered Trademarks
After College
Bedside Astrologer
Better Way (The)
Cosmopolitan
Cosmopolitan All About Men
Country Living Country Travels
Country Living Restoration
Cosmopolitan (stylized)
Good Housekeeping
Good Housekeeping Decorating & Home Improvement

Good Housekeeping Editors Entertain

Good Housekeeping Holiday Best
Good Housekeeping Smart Cooking
Green Watch
House Beautiful
House Beautiful Building Manual
House Beautiful Holidays
House Beautiful Home Remodeling & Decorating
House Beautiful’s Home Remodeling
Houses & Plans
Life After College
Marie Claire
Redbook
Stylewatch
Town & Country

Applied For
Country Living’s Healthy Living Easy Cooking Fun-Fearless-Female Good Housekeeping Family Adventures

Common Law
Country Living Town & Country Travel

Exhibit H

Paid Subscription iVil Commission Table
Level of Paid Subscription
Revenue Generated per Contract Year		Incremental	Dollars of Remit to iVil
From	To	Remit	From	To
$ -	$2,225,000	30%	$—	$667,500.00
2,225,001	3,500,000	45%	667,500.45	1,241,250.00
3,500,001	5,000,000	50%	1,241,250.50	1,991,250.00
> $5,000,001	Level Achieved	55%	1,991,250.55	Level Achieved

The above table works as follows:
The first $2,225,000 in Paid Subscription Revenue will receive a 30% remit, the next $1,175,000 in Paid Subscription Revenue will receive a remit of 45% and the next $1,500,000 in Paid Subscription Revenue will receive a remit of 50%
and the Paid Subscription Revenue generated above $ 5,000,000 will receive a remit of 55%.

Advertising Royalty Guarantee to Hearst Table
Level of Total Paid Subscription
Revenue Generated per Contract Year			Prorata Ad Royalty Guarantee
From	To		From	To
$ -	$2,225,000		$650,000.00	650,000.00
2,225,001	3,500,000		649,999.84	$450,000.00
>$3,500,001			None

Advertising Revenue Royalty Percent Payable to Hearst Table
Level of Paid Subscription		Royalty
Revenue Generated per Contract Year		Paid on
From	To	Ad Revenue
$ -	$2,225,000	20%
2,225,001	3,500,000	15%
3,500,001	5,000,000	10%
> $5,000,001	Level Achieved	0%

For the avoidance of doubt, IV’s Commission is subject to increase only on the basis of increases in Paid Subscription Revenue, as opposed to Total Paid Subscription Revenue, however, the advertising Royalty Guarantee (but not the advertising Royalty) is subject to pro rata reduction on the basis of Total Paid Subscription Revenue.

By way of example, in the event that Paid Subscription Revenue in a Contract Year is $2,000,000 and Total Paid Subscription Revenue in that Contract Year is $2,500,000, then IV would be entitled to a Commission in the amount of thirty percent (30%) of $2,000,000. However, the Advertising Royalty Guarantee payable will be adjusted as follows: in this example, divide $275,000, representing the increment of Total Paid Subscription Revenue over the threshold of $2,225,000 by $1,275,000 representing the total amount of Total Paid Subscription Revenue achievable in the increment category and the result yields the basis for the Advertising Royalty Guarantee reduction percentage, in this example, 21.57%. Multiply that percentage by the difference between the maximum advertising Royalty Guarantee of $650,000 and the minimum advertising Royalty Guarantee for the applicable revenue range of $450,000 (that is $200,000) and the result yields the amount of the reduction, in this case $43,140, and subtract that amount from the maximum advertising Royalty Guarantee of $650,000. Thus under this example, the Advertising Royalty Guarantee would be $606,860 and, the advertising Royalty remains at twenty percent (20%) of Net Advertising Revenues.

As another example, if Paid Subscription Revenue is $3,000,000 and Total Paid Subscription Revenue is $3,700,000, then IV would be entitled to a Commission in the amount of 30% of $2,225,000, plus 45% of the difference between $3,000,000 and $2,225,000 (being $775,000) for a total Commission of $1,016,250. The advertising Royalty Guarantee based on Total Paid Subscription Revenue of $3,700,000 is zero, and the advertising Royalty rate is 15% of Net Advertising Revenues.